EXHIBIT 10.2

2024 Bonus Plan

Werner Frank Jansen

Personal & Confidential

Werner Frank Jansen

8610 South Fork Court

Fredericksburg, VA 22407

Effective Date: February 19, 2024

BONUS PLAN

This bonus plan letter (the “Bonus Plan”) memorializes the terms and conditions of your cash incentive compensation as an employee of Fresh Tulips USA, LLC, a Virginia limited liability company (the “Company”) for the Company’s fiscal year ending June 30, 2024 (“FY24”).

The Company has, after consideration of the FY24 performance targets proposed by the Company’s management, adopted the FY24 performance goals and resulting bonus payout structure for FY24 identified below.

You will not earn or receive any annual cash incentive bonus payment for FY24 under this Bonus Plan (the “Bonus”) unless: (1) the Company has an unrestricted cash balance in excess of $2 million as of June 30, 2024 (after taking into account appropriate adjustments to normalize accounts payable consistent with historical practices, each of which will be determined in the Company’s sole discretion), (2) the EBITDA Performance (as defined below) is at least 80%; and (3) you remain employed by the Company as of the date any Bonus awarded for FY24 is paid, which will be no later than September 15, 2024.

Your target Bonus payout for FY24 is $150,000.00 (One Hundred and Fifty Thousand Dollars and Zero Cents) (the “Target”), which represents 50% of your current annual base salary (your “Base Salary”).

Financial performance for the Bonus calculation will be measured based upon the following percentage calculation for FY24 (the “EBITDA Performance”): the Company’s EBITDA number after giving effect to the payment of all Company bonus obligations in FY24 (“Actual EBITDA”), divided by the Company’s applicable EBITDA level established in the budget approved by the Company for FY24 (“Budget EBITDA”), derived from audited annual financial statements of the Company.

Your Bonus amount for FY24 will be determined based on the EBITDA Performance (the Company’s Actual EBITDA against the Company’s Budget EBITDA for FY24), with you being eligible to earn a Bonus for FY24 if the Company’s EBITDA Performance is at least 80%, with the actual Bonus amount based on a straight line calculation between 80% and 100% of the Target, with each 1% of EBITDA Performance above 80% equaling 5% of the Target. For example, if the Company’s EBITDA Performance is 85%, then the Bonus will be 25% of the Target, or 12.5% of your Base Salary. If EBITDA Performance is below 80%, then no Bonus will be earned or payable to you under this Bonus Plan. The maximum Bonus you are eligible to earn for FY24 is 100% of the Target, or 50% of your Base Salary. Any calculated Bonus will be paid to you no later than September 15, 2024, subject to you remaining employed by the Company as of the date of payment of the Bonus.

In addition, you are eligible to earn an additional bonus for FY24 (the “Growth Bonus”) if EBITDA Performance exceeds 100%, with the Growth Bonus amount equal to 10% of Actual EBITDA that exceeds the Budget EBITDA for FY24, subject to you remaining employed by the Company as of the date of payment of any Growth Bonus, which will be no later than September 15, 2024. For example, if the Company’s Actual EBITDA for FY24 is $100,000.00 above the Budget EBITDA for FY24, then the Growth Bonus will equal $10,000.00.

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Please confirm your understanding and acceptance of the provisions in this Bonus Plan by countersigning below.

FRESH TULIPS USA, LLC

Date: 02/19/2024	By:	/s/ Catriene Bekkering
	Name:	Catriene Bekkering
	Its:	Chief Financial Officer

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this Bonus Plan concerning my incentive bonus opportunity for FY24 as set forth above.

Date: 02/19/2024	/s/ Werner Frank Jansen
Werner Frank Jansen

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